Exhibit 10.2
EXECUTION VERSION
Credit Suisse Capital LLC
c/o Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
New York, NY 10010
May 13, 2009
To: Wyndham Worldwide Corporation
22 Sylvan Way
Parsippany, NY 07054
Attention:           Vice President, Treasury
Telephone No.:   (973) 753-7703
Facsimile No.:    (973) 753-6730
Re: Warrants
     The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Warrants issued by Wyndham Worldwide Corporation (“Company”) to Credit Suisse Capital LLC (“Dealer”), represented by Credit Suisse Securities (USA) LLC (“Agent”) as its agent, as of the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the Agreement specified below. This Confirmation shall replace any previous agreements and serve as the final documentation for this Transaction.
     The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the "Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. This Transaction shall be deemed to be a Share Option Transaction within the meaning set forth in the Equity Definitions.
     Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.
1. This Confirmation evidences a complete and binding agreement between Dealer and Company as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer and Company had executed an agreement in such form (but without any Schedule except for the election of the laws of the State of New York as the governing law) on the Trade Date. In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.
2.	The Transaction is a Warrant Transaction, which shall be considered a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	May 13, 2009

Effective Date:	The third Exchange Business Day immediately prior to the Premium Payment Date

Warrants:	Equity call warrants, each giving the holder the right to purchase one Share at the Strike Price, subject to the Settlement Terms set forth below. For the purposes of the Equity Definitions, each reference to a Warrant herein shall be deemed to be a reference to a Call Option.

Warrant Style:	European

Seller:	Company

Buyer:	Dealer

Shares:	The common stock of Company, par value USD 0.01 per Share (Exchange symbol “WYN”)

Number of Warrants:	4,712,538, subject to adjustment as provided herein.

Warrant Entitlement:	One Share per Warrant

Strike Price:	USD 20.1590

Premium:	USD 2,685,000

Premium Payment Date:	May 19, 2009

Exchange:	The New York Stock Exchange

Related Exchange(s):	All Exchanges
Procedures for Exercise:

Expiration Time:	The Valuation Time

Expiration Date(s):	Each Scheduled Trading Day during the period from and including the First Expiration Date and to and including the fortieth (40th) Scheduled Trading Day following the First Expiration Date shall be an “Expiration Date” for a number of Warrants equal to the Daily Number of Warrants on such date; provided that, notwithstanding anything to the contrary in the Equity Definitions, if any such date is a Disrupted Day, the Calculation Agent shall make adjustments, if applicable, to the Daily Number of Warrants for which such day shall be an Expiration Date (or shall reduce such Daily Number of Warrants to zero) and shall designate a Scheduled Trading Day or a number of Scheduled Trading Days as the Expiration Date(s) for the remaining Daily Number of Warrants or a portion thereof for the originally scheduled Expiration Date; and provided further that if such Expiration Date has not occurred pursuant to this clause as of the eighth Scheduled Trading Day following the last scheduled

Expiration Date under this Transaction, the Calculation Agent shall have the right to declare such Scheduled Trading Day to be the final Expiration Date and the Calculation Agent shall determine its good faith estimate of the fair market value for the Shares as of the Valuation Time on that eighth Scheduled Trading Day or on any subsequent Scheduled Trading Day, as the Calculation Agent shall determine using commercially reasonable means. Any day on which the Exchange is scheduled to close prior to its normal closing time shall be considered a Disrupted Day in whole.

First Expiration Date:	July 30, 2012 (or if such day is not a Scheduled Trading Day, the next following Scheduled Trading Day), subject to Market Disruption Event below.

Daily Number of Warrants:	For any Expiration Date, the Number of Warrants that have not expired or been exercised as of such day, divided by the remaining number of Expiration Dates (including such day), rounded down to the nearest whole number, subject to adjustment pursuant to the provisos to “Expiration Date(s)”.

Automatic Exercise:	Applicable; and means that for each Expiration Date, a number of Warrants equal to the Daily Number of Warrants (as adjusted pursuant to the terms hereof) for such Expiration Date will be deemed to be automatically exercised.

Market Disruption Event:	Section 6.3(a)(ii) of the Equity Definitions is hereby amended by replacing clause (ii) in its entirety with “(ii) an Exchange Disruption,” and inserting immediately following clause (iii) the phrase “or (iv) a Regulatory Disruption; in each case that the Calculation Agent determines is material.”

Regulatory Disruption:	Any event that Dealer, in its commercially reasonable discretion based on advice of counsel, determines makes it appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer, and including without limitation Rule 10b-18 and Regulation 14E under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation M), for Dealer to refrain from or decrease any market activity in connection with the Transaction. Dealer shall notify Company as soon as reasonably practicable that a Regulatory Disruption has occurred and the Expiration Dates affected by it.
Valuation:

Valuation Time:	Scheduled Closing Time; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Valuation Date:	Each Exercise Date.

Settlement Terms:

Settlement Method Election:	Applicable; provided that (i) references to “Physical Settlement” in Section 7.1 of the Equity Definitions shall be replaced by references to “Net Share Settlement”; (ii) Company may elect Cash Settlement only if Company represents and warrants to Dealer in writing on the date of such election that (A) Company is not in possession of any material non-public information regarding Company or the Shares, (B) Company is electing Cash Settlement in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws, and (C) the assets of Company at their fair valuation exceed the liabilities of Company (including contingent liabilities), the capital of Company is adequate to conduct the business of Company, and Company has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature; and (iii) the same election of settlement method shall apply to all Expiration Dates hereunder (and under any additional warrants issued as contemplated in Section 9(v) hereof).

Electing Party:	Company

Settlement Method Election Date:	The third Scheduled Trading Day immediately preceding the first Expiration Date.

Default Settlement Method:	Net Share Settlement

Net Share Settlement:	If Net Share Settlement is applicable, then on the relevant Settlement Date, Company shall deliver to Dealer the Share Delivery Quantity of Shares for such Settlement Date to the account specified hereto free of payment through the Clearance System.

Share Delivery Quantity:	For any Settlement Date, a number of Shares, as calculated by the Calculation Agent, equal to the Net Share Settlement Amount for such Settlement Date divided by the Settlement Price on the Valuation Date in respect of such Settlement Date, rounded down to the nearest whole number plus any Fractional Share Amount.

Net Share Settlement Amount:	For any Settlement Date, an amount equal to the product of (i) the Number of Warrants exercised or deemed exercised on the relevant Exercise Date, (ii) the Strike Price Differential for such Settlement Date and (iii) the Warrant Entitlement.

Cash Settlement:	If Cash Settlement is applicable, then on the relevant Settlement Date, Company shall pay to Dealer an amount of cash in USD equal to the Net Share Settlement Amount for such Settlement Date.

Settlement Price:	For any Valuation Date, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page WYN.N <equity> AQR (or any successor thereto) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time on such Valuation Date (or if such volume-weighted average price is unavailable or is manifestly incorrect, the market value of one Share on such Valuation Date, as determined by the Calculation

Agent using a volume-weighted method). Notwithstanding the foregoing, if (i) any Expiration Date is a Disrupted Day and (ii) the Calculation Agent determines that such Expiration Date shall be an Expiration Date for fewer than the Daily Number of Warrants, as described above, then the Calculation Agent may adjust the Settlement Price for the relevant Valuation Date as it deems appropriate using a volume-weighted methodology, taking into account the nature and duration of the relevant Market Disruption Event.

Settlement Date(s):	As determined in reference to Section 9.4 of the Equity Definitions, subject to Section 9(k)(i) hereof.

Other Applicable Provisions:	If Net Share Settlement is applicable, the provisions of Sections 9.1(c), 9.8, 9.9, 9.11 (as modified herein), 9.12 and 10.5 of the Equity Definitions will be applicable as if Physical Settlement were applicable.

Representation and Agreement:	Notwithstanding Section 9.11 of the Equity Definitions, the parties acknowledge that any Shares delivered to Dealer may be, upon delivery, subject to restrictions and limitations arising under applicable securities laws from Company’s status as issuer of the Shares.

3. Additional Terms applicable to the Transaction:

Adjustments applicable to the Warrants:

Method of Adjustment:	Calculation Agent Adjustment. For the avoidance of doubt, in making any adjustments under the Equity Definitions, the Calculation Agent may make adjustments, if any, to any one or more of the Strike Price, the Number of Warrants, the Daily Number of Warrants and the Warrant Entitlement. Notwithstanding the foregoing, any cash dividends or distributions on the Shares, whether or not extraordinary, shall be governed by Section 9(f) of this Confirmation in lieu of Article 10 or Section 11.2(c) of the Equity Definitions.
Extraordinary Events applicable to the Transaction:

New Shares:	Section 12.1(i) of the Equity Definitions is hereby amended (a) by deleting the text in clause (i) thereof in its entirety (including the word “and” following clause (i)) and replacing it with the phrase “publicly quoted, traded or listed (or whose related depositary receipts are publicly quoted, traded or listed) on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)” and (b) by inserting immediately prior to the period the phrase “and (iii) of an entity or person organized under the laws of the United States, any State thereof or the District of Columbia that also becomes Company under the Transaction following such Merger Event or Tender Offer”.
Consequence of Merger Events:

Merger Event:	Applicable; provided that if an event occurs that constitutes both a Merger Event under Section 12.1(b) of the Equity Definitions and an Additional Termination Event under Section 9(h)(ii)(A) of this Confirmation, Dealer may elect, in its commercially reasonable judgment, whether the provisions of Section 12.1(b) of the Equity Definitions or Section 9(h)(ii)(A) will apply.

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

Share-for-Combined:	Cancellation and Payment (Calculation Agent Determination); provided that Dealer may elect, in its commercially reasonable judgment, Component Adjustment (Calculation Agent Determination).

Consequence of Tender Offers:

Tender Offer:	Applicable; provided however that if an event occurs that constitutes both a Tender Offer under Section 12.1(d) of the Equity Definitions and Additional Termination Event under Section 9(h)(ii)(C) of this Confirmation, Dealer may elect, in its commercially reasonable judgment, whether the provisions of Section 12.3 of the Equity Definitions or Section 9(h)(ii)(C) will apply.

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii)(X) of the Equity Definitions is hereby amended by replacing the word “Shares” with the phrase “Hedge Positions.”

Failure to Deliver:	Not Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable; provided that Section 12.9(a)(v) of the Equity Definitions is hereby replaced in its entirety by the following:

“‘Hedging Disruption’ means that the Hedging Party is unable, after using commercially reasonable efforts, to (A) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) it deems necessary to hedge the equity price risk of entering into and performing its obligations with respect to the relevant Transaction, or (B) realize, recover or remit the proceeds of any such transaction(s) or asset(s). For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms (considered in the aggregate across all such transactions).”

Increased Cost of Hedging:	Not Applicable

Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	200 basis points

Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	25 basis points

Hedging Party:	Dealer for all applicable Additional Disruption Events

Determining Party:	Dealer for all applicable Extraordinary Events

Non-Reliance:	Applicable

Agreements and Acknowledgments

Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4. Calculation Agent: Dealer

5. Account Details:

(a)	Account for payments to Company:

	Bank:	JPMorgan Chase Bank, New York, NY
	ABA#:	021000021
	Acct Name:	WHG Hospitality, Inc.
	Acct No.:	304656429

	Account for delivery of Shares from Company:

	To be provided by Company.

(b)	Account for payments to Dealer:

	Citibank, N.A., New York ABA number: 021-000-089 For A/C of: Credit Suisse Capital LLC Account Number: 30459883

Account for delivery of Shares to Dealer:

To be provided by Dealer.

6. Offices:

The Office of Company for the Transaction is: Inapplicable, Company is not a Multibranch Party.

The Office of Dealer for the Transaction is: New York

Credit Suisse Capital LLC
c/o Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
New York, NY 10010

7. Notices: For purposes of this Confirmation:

(a) Address for notices or communications to Company:

Wyndham Worldwide Corporation
22 Sylvan Way
Parsippany, NY 07054
Attention: Vice President, Treasury
Telephone No.: (973) 753-7703
Facsimile No.: (973) 753-6730

(b) Address for notices or communications to Dealer:

Dealer notice information to follow:

Credit Suisse Capital LLC
c/o Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
New York, NY 10010
Attn: Senior Legal Officer
Telephone: (212) 538-2616
Facsimile: (212) 325-8036

With a copy to:

Credit Suisse Securities (USA) LLC
One Madison Avenue, 8th Floor
New York, New York 10010

For payments and deliveries:
Attn: Debbye Turnbull-Philip
Telephone: (212) 538-3604
Facsimile: (212) 325-8175

For all other communications:
Attn: Equity Derivatives Documentation
Telephone: (212) 538-6040
Facsimile: (917) 326-2660

8. Representations and Warranties of Company
The representations and warranties made by Company pursuant to the Underwriting Agreement (the “Underwriting Agreement”) dated as of May 13, 2009 between Company and Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the Underwriters party thereto, are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein. Company hereby further represents and warrants to Dealer that:
(a)	Company has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of this Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Company’s part; and this Confirmation has been duly and validly executed and delivered by Company and constitutes its valid and binding obligation, enforceable against Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)	Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Company hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Company, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries is bound or to which Company or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(c)	No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Company of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act of 1933, as amended (the “Securities Act”) or state securities laws.

(d)	The Shares of Company initially issuable upon exercise of the Warrant by the net share settlement method (the “Warrant Shares”) have been reserved for issuance by all required corporate action of Company. The Warrant Shares have been duly authorized and, when delivered against payment therefor (which may include Net Share Settlement in lieu of cash) and otherwise as contemplated by the terms of the Warrant following the exercise of the Warrant in accordance with the terms and conditions of the Warrant, will be validly issued, fully-paid and non-assessable, and the issuance of the Warrant Shares will not be subject to any preemptive or similar rights.

(e)	Company is not and will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(f)	Company is an “eligible contract participant” (as such term is defined in Section 1a(12) of the Commodity Exchange Act, as amended (the “CEA”)) because one or more of the following is true:

Company is a corporation, partnership, proprietorship, organization, trust or other entity and:
(A)	Company has total assets in excess of USD 10,000,000;

(B)	the obligations of Company hereunder are guaranteed, or otherwise supported by a letter of credit or keepwell, support or other agreement, by an entity of the type described in

Section 1a(12)(A)(i) through (iv), 1a(12)(A)(v)(I), 1a(12)(A)(vii) or 1a(12)(C) of the CEA; or

(C)	Company has a net worth in excess of USD 1,000,000 and has entered into this Agreement in connection with the conduct of Company’s business or to manage the risk associated with an asset or liability owned or incurred or reasonably likely to be owned or incurred by Company in the conduct of Company’s business.
(g)	Company is not, on the date hereof, in possession of any material non-public information with respect to Company.

(h)	No state or local (including, for the avoidance of doubt, jurisdictions outside the United States) law, rule, regulation or regulatory order applicable to the Shares or Company (including without limitation any such law, regulation or order regulating the gaming business or the consumer finance business, but excluding Federal securities laws) (“Applicable State Share Ownership Law”) would give rise to any reporting or registration obligations or other requirements on Dealer or its affiliates (including obtaining prior approval from any person or entity), or would result in an adverse effect on Dealer or its affiliates, (each, an “Ownership Obligation”), as a consequence of Dealer and its affiliates collectively holding the power to vote Shares in excess of any threshold amount that is less than 10% of the number of Shares outstanding; and no Applicable State Share Ownership Law imposes any Ownership Obligation by any method other than counting the number of Shares which a person holds the power to vote.

(i)	Company does not hold any license to operate a gaming business in any jurisdiction (including without limitation any jurisdiction outside the United States) other than Puerto Rico, and Company is not subject to regulation under any law, rule, regulation or regulatory order relating to the gaming business of any jurisdiction (including without limitation jurisdictions outside the United States) other than under the gaming regulations issued by the Commonwealth of Puerto Rico Tourism Company.
9. Other Provisions:
(a)	Opinions. Company shall deliver an opinion of counsel, dated as of the Trade Date, to Dealer with respect to the matters set forth in Sections 8(a) through (d) of this Confirmation.

(b)	Repurchase Notices. Company shall, on any day on which Company effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares on such day, subject to any adjustments provided herein, is (i) less than 155 million (in the case of the first such notice) or (ii) thereafter more than 19 million less than the number of Shares included in the immediately preceding Repurchase Notice. Company agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to this Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, to which an Indemnified Person actually may become subject, as a result of Company’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person, such Indemnified Person shall promptly notify Company in writing, and Company, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Company may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Company shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Company agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Company shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Company under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of this Transaction.

(c)	Regulation M; Company Purchases. (i) During the period starting on the first Expiration Date and ending on the last Expiration Date (the “Settlement Period”), the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”), and Company shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Settlement Period, unless in either case Company has provided written notice to Dealer of the relevant restricted period not later than 7:00 a.m. (New York City time) on the first day of such restricted period. Company acknowledges that any such notice may cause a Disrupted Day to occur pursuant to Regulatory Disruption; accordingly, Company acknowledges that its delivery of such notice must be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 of the Exchange Act.

(ii) During the Settlement Period, neither Company nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 of the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Dealer.

(iii) Company (A) shall not during the Settlement Period make, or permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the opening or after the close of the regular trading session on the Exchange; (B) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Dealer with written notice specifying (I) Company’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date that were not effected through Dealer or its affiliates and (II) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date. In addition, Company shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

(d)	No Manipulation. Company is not entering into this Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(e)	Transfer or Assignment. Company may not transfer any of its rights or obligations under this Transaction without the prior written consent of Dealer. Dealer may, without Company’s consent, transfer or assign all or any part of its rights or obligations under this Transaction to any third party that is a financial institution that regularly enters into OTC derivatives. If after Dealer’s commercially reasonable efforts, Dealer is unable to effect such a transfer or assignment on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer of a sufficient number of Warrants to reduce (i) the Section 16 Percentage to 8.0% or less, (ii) the Warrant Equity Percentage to 14.5% or less, or (iii) the Share Amount to the Applicable Limit or less, Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of this Transaction, such that (i) the Section 16 Percentage following such partial termination will be equal to or less than 8.0% (but not less than 7%), (ii) the Warrant Equity Percentage following such partial termination will be equal to or less than 14.5% (but not less than 13.5%) and (iii) the Share Amount following such partial termination will be equal to or less than the Applicable Limit (but not less than the Applicable Limit minus 1% of Shares then outstanding). In the event that Dealer so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Warrants equal to the Terminated Portion, (ii) Company shall be the sole Affected Party with respect to such partial termination and (iii) such Transaction shall be the only Terminated Transaction (and, for the avoidance of doubt, the provisions of paragraph 9(j) shall apply to any amount that is payable by Company to Dealer pursuant to this sentence). The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer, each person subject to aggregation of Shares with Dealer under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder and any “group,” as such term is defined in such Section 13 and Rules, of which Dealer or any such person is a member or may be deemed a member (collectively, the “Dealer Group”) directly or indirectly beneficially own (as defined under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) and (B) the denominator of which is the number of Shares outstanding. The “Warrant Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (x) the product of the Number of Warrants and the Warrant Entitlement and (y) the aggregate number of Shares underlying any other warrants purchased by Dealer from Company, and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that Dealer, Dealer Group or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under Section 203 of the Delaware General Corporation Law (the “DGCL Takeover Statute”) or under any other law, rule, regulation or regulatory order of any jurisdiction (including without limitation jurisdictions outside the United States) that for any reason becomes applicable to ownership of Shares after the Trade Date (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership of under the Applicable Laws, as determined by Dealer in its reasonable discretion. The “Applicable Limit” means (x) the minimum number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or would result in an adverse effect on a Dealer Person, under the Applicable Laws, as determined by Dealer in its reasonable discretion, minus (y) 1% of the number of Shares outstanding. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Company, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of this Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Company to the extent of any such performance.

(f)	Dividends. If at any time during the period from and including the Effective Date, to and including the Expiration Date, (i) an ex-dividend date for a cash dividend occurs with respect to the Shares (an “Ex-Dividend Date”), and that dividend differs from the Regular Dividend on a per Share basis or (ii) if no Ex-Dividend Date for a cash dividend occurs with respect to the Shares in any quarterly dividend period of Company, then the Calculation Agent will adjust any of the Strike Price, Number of Warrants and/or Daily Number of Warrants to preserve the fair value of the Warrants to Dealer after taking into account such dividend or lack thereof. “Regular Dividend” shall mean for any calendar quarter, USD 0.04 for the first cash dividend or distribution on the Shares for which the Ex-Dividend Date falls within such calendar quarter, and zero for any subsequent dividend or distribution on the Shares for which the Ex-Dividend Date falls within the same calendar quarter.

(g)	Role of Agent. Credit Suisse Securities (USA) LLC, in its capacity as Agent, will be responsible for (A) effecting this Transaction, (B) issuing all required confirmations and statements to Dealer and Company, (C) maintaining books and records relating to this Transaction in accordance with its standard practices and procedures and in accordance with applicable law and (D) unless otherwise requested by Company, receiving, delivering, and safeguarding Company’s funds and any securities in connection with this Transaction, in accordance with its standard practices and procedures and in accordance with applicable law.

(i) Agent is acting in connection with this Transaction solely in its capacity as Agent for Dealer and Company pursuant to instructions from Dealer and Company. Agent shall have no responsibility or personal liability to Dealer or Company arising from any failure by Dealer or Company to pay or perform any obligations hereunder, or to monitor or enforce compliance by Dealer or Company with any obligation hereunder, including, without limitation, any obligations to maintain collateral. Each of Dealer and Company agrees to proceed solely against the other to collect or recover any securities or monies owing to it in connection with or as a result of this Transaction. Agent shall otherwise have no liability in respect of this Transaction hereunder, by guaranty, endorsement or otherwise, except for its gross negligence or willful misconduct in performing its duties as Agent.

(ii) Any and all notices, demands, or communications of any kind relating to this Transaction between Dealer and Company shall be transmitted exclusively through Agent at the following address:
Credit Suisse Capital LLC
c/o Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
New York, NY 10010
Attn: Senior Legal Officer
Telephone: (212) 538-2616
Facsimile: (212) 325-8036
With a copy to:
Credit Suisse Securities (USA) LLC
One Madison Avenue, 8th Floor
New York, New York 10010
For payments and deliveries:
Attn: Debbye Turnbull-Philip
Telephone: (212) 538-3604
Facsimile: (212) 325-8175
For all other communications:
Attn: Equity Derivatives Documentation
Telephone: (212) 538-6040
Facsimile: (917) 326-2660

(iii) The date and time of the Transaction evidenced hereby will be furnished by the Agent to Dealer and Company upon written request.
(iv) The Agent will furnish to Company upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with the Transaction evidenced hereby.
(v) Dealer and Company each represents and agrees (A) that this Transaction is not unsuitable for it in the light of such party’s financial situation, investment objectives and needs and (B) that it is entering into this Transaction in reliance upon such tax, accounting, regulatory, legal and financial advice as it deems necessary and not upon any view expressed by the other or the Agent.
(h)	Additional Provisions.
     (i) Amendments to the Equity Definitions:
(A) Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the words “an”; and adding the phrase “or Warrants” at the end of the sentence.
(B) Section 11.2(c) of the Equity Definitions is hereby amended by (x) replacing the words “a diluting or concentrative” with “an”, (y) adding the phrase “or Warrants” after the words “the relevant Shares” in the same sentence and (z) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the phrase “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares).”
(C) Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the word “a material”; and adding the phrase “or Warrants” at the end of the sentence.
(D) Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer.”
(E) Section 12.9(b)(iv) of the Equity Definitions is hereby amended by:
(x) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and
(y) deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence.
(F) Section 12.9(b)(v) of the Equity Definitions is hereby amended by:
(x) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and
(y) (1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C) and (3) deleting the penultimate sentence in its entirety and replacing it with the sentence “The Hedging Party will determine the Cancellation Amount payable by one party to the other.”

(ii) Notwithstanding anything to the contrary in this Confirmation, upon the occurrence of one of the following events, with respect to this Transaction, (1) Dealer shall have the right to designate such event an Additional Termination Event and designate an Early Termination Date pursuant to Section 6(b) of the Agreement, and (2) Company shall be deemed the sole Affected Party and the Transaction shall be deemed the sole Affected Transaction:
(A) Consummation of (i) any recapitalization, reclassification or change of the Shares (other than changes resulting from a subdivision or combination of the Shares or any such recapitalization, reclassification or change that is effected solely to change Company’s jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding Shares solely into shares of common stock of the surviving entity) as a result of which the Shares would be converted into, or exchanged for, stock, other securities, other property or assets or (ii) any share exchange, consolidation or merger of Company pursuant to which the Shares will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of Company and its subsidiaries, taken as a whole, to any person other than one of Company’s subsidiaries; provided, however, that a transaction where the holders of more than 50% of all classes of the common equity of Company immediately prior to such transaction that is a share exchange, consolidation or merger own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such event shall not be an Additional Termination Event. Notwithstanding the foregoing, any event set forth in this clause (A) shall not constitute an Additional Termination Event if 90% of the consideration received or to be received by holders of the Shares in connection with such event consists of shares of common stock traded on a national securities exchange or that will be so traded or quoted when issued or exchanged in connection with such event.
(B) There is an event of default by Company under the terms of any indenture, mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness of Company for money borrowed in an original aggregate principal or face amount in excess of $175 million, whether such indebtedness now exists or shall hereafter be created, which event of default results in acceleration of such indebtedness.
(C) A “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than Company, any of its subsidiaries and its and their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act, disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the common equity of Company representing more than 50% of the voting power of such common equity.
(D) If (i) the directors who were members of the board of directors of Company on the Trade Date or (ii) the directors who become members of the board of directors of Company subsequent to that date and whose election, appointment or nomination for election by Company stockholders is duly approved by a majority of the continuing directors on the board of directors of Company at the time of such approval, either by a specific vote or by approval of the proxy statement issued by Company on behalf of the entire board of directors of Company in which such individual is named as nominee for director, cease to constitute at least a majority of Company’s board of directors.
(E) Dealer, despite using commercially reasonable efforts is unable, or reasonably determines based on the advice of counsel that it is impractical or illegal, to hedge its exposure with respect to this Transaction in the public market without registration under the Securities Act or as a result of any legal or regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer).
For purposes of this Section 9(h)(ii), any transaction or event that constitutes an Additional Termination Event under both clause (A) and clause (C) above will be deemed to be solely an Additional Termination Event under clause (A).
(i)	No Collateral or Setoff. Notwithstanding any provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Company hereunder are not secured by any collateral. Neither party shall have the right to set off any obligation that it may have to the other party under this Transaction against any obligation such other party may have to it, whether arising under the Agreement, this Confirmation or any other agreement between the parties hereto, by operation of law or otherwise.

(j)	Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If, in respect of this Transaction, an amount is payable by Company to Dealer, (i) pursuant to Section 12.7 or Section 12.9 of the Equity Definitions or (ii) pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Company shall have the right, in its sole discretion, to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) (except that Company shall not make such an election in the event of a Nationalization, Insolvency, Merger Event or Tender Offer in which the consideration to be paid to holders of shares consists solely of cash or an Event of Default in which Company is the Defaulting Party or a Termination Event in which Company is the Affected Party, other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Company’s control) and shall give irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. New York local time on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable; provided that if Company does not validly elect to satisfy its Payment Obligation by the Share Termination Alternative, Dealer shall have the right to require Company to satisfy its Payment Obligation by the Share Termination Alternative. Notwithstanding the foregoing, Company’s or Dealer’s right to elect satisfaction of a Payment Obligation in the Share Termination Alternative as set forth in this clause shall only apply to Transactions under this Confirmation and, notwithstanding anything to the contrary in the Agreement, (1) separate amounts shall be calculated with respect to (a) Transactions hereunder and (b) all other Transactions under the Agreement, and (2) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement, subject to, in the case of clause (a), Company’s Share Termination Alternative right hereunder.

Share Termination Alternative:	If applicable, Company shall deliver to Dealer the Share Termination Delivery Property on the date (the “Share Termination Payment Date”) on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or Section 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, subject to paragraph (k)(i) below, in satisfaction, subject to paragraph (k)(ii) below, of the Payment Obligation in the manner reasonably requested by Dealer free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the amount of Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value to Dealer of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means. The Calculation Agent shall notify Company of such Share Termination Unit Price at the time of notification of the Payment Obligation. In the case of a Private Placement of Share Termination Delivery Units that are Restricted Shares (as defined below), as set forth in paragraph (k)(i) below, the Share Termination Unit Price shall be determined by the discounted price applicable to such Share Termination Delivery Units. In the case of a Registration Settlement of Share Termination Delivery Units that are Restricted Shares (as defined below) as set forth in paragraph (k)(ii) below, the Share Termination Unit Price shall be the Settlement Price on the Merger Date, the Tender Offer Date, the Announcement Date (in the case of a Nationalization, Insolvency or Delisting), the date of cancellation or the Early Termination Date, as applicable.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default Additional Disruption Event or Delisting, one Share or, in the case of Nationalization, Insolvency, Tender Offer or Merger Event, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency, Tender Offer or Merger Event. If such Nationalization, Insolvency, Tender Offer or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Inapplicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.11 (as modified herein), 9.12 and 10.5 (as modified above) of the Equity Definitions will be applicable as if Physical Settlement were applicable.
(k)	Registration/Private Placement Procedures. If, in the reasonable opinion of Dealer, following any delivery of Shares or Share Termination Delivery Property to Dealer hereunder, such Shares or Share Termination Delivery Property would be in the hands of Dealer subject to any applicable restrictions with respect to any registration or qualification requirement or prospectus delivery requirement for such Shares or Share Termination Delivery Property pursuant to any applicable federal or state securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such Shares or Share Termination Delivery Property being “restricted securities”, as such term is defined in Rule 144 under the Securities Act, or as a result of the sale of such Shares or Share Termination Delivery Property being subject to paragraph (c) of Rule 145 under the Securities Act) (such Shares or Share Termination Delivery Property, “Restricted Shares”), then delivery of such Restricted Shares shall be effected pursuant to either clause (i) or (ii) below at the election of Company, unless Dealer waives the need for registration/private placement procedures set forth in (i) and (ii) below. Notwithstanding the foregoing, solely in respect of any Daily Number of Warrants exercised or deemed exercised on any Expiration Date, Company shall elect, prior to the first Settlement Date for the first Expiration Date, a Private Placement Settlement or Registration Settlement for all deliveries of Restricted Shares for all such Expiration Dates, which election shall be applicable to all Settlement Dates for such Warrants and the procedures in clause (i) or clause (ii) below shall apply for all such delivered Restricted Shares on an aggregate basis commencing after the final Settlement Date for such Warrants. The Calculation Agent shall make reasonable adjustments to settlement terms and provisions under this Confirmation to reflect a single Private Placement or Registration Settlement for such aggregate Restricted Shares delivered hereunder.
(i)	If Company elects to settle the Transaction pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Company shall be effected in customary private placement procedures with respect to such Restricted Shares reasonably acceptable to Dealer; provided that Company may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by Company to Dealer (or any affiliate designated by Dealer) of the Restricted Shares or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Restricted Shares by Dealer (or any such affiliate of Dealer). The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Restricted Shares by Dealer), opinions and certificates, and such other documentation as is customary for private placement agreements, all reasonably acceptable to Dealer. In the case of a Private Placement Settlement, Dealer shall determine the appropriate discount to the Share Termination Unit Price (in the case of settlement of Share Termination Delivery Units pursuant to paragraph (j) above) or any Settlement Price (in the case of settlement of Shares pursuant to Section 2 above) applicable to such Restricted Shares in a commercially reasonable manner and appropriately adjust the number of such Restricted Shares to be delivered to Dealer hereunder; provided that in no event shall such number be greater than 1.85 times the Number of Shares (the “Maximum Amount”). Notwithstanding the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Exchange Business Day following notice by Dealer to Company, of such applicable discount and the number of Restricted Shares to be delivered pursuant to this clause (i). For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the Share Termination Payment Date (in the case of settlement of Share Termination Delivery Units pursuant to paragraph (j) above) or on the Settlement Date for such Restricted Shares (in the case of settlement in Shares pursuant to Section 2 above).

In the event Company shall not have delivered the full number of Restricted Shares otherwise applicable as a result of the proviso above relating to the Maximum Amount (such deficit, the “Deficit Restricted Shares”), Company shall be continually obligated to deliver, from time to time until the full number of Deficit Restricted Shares have been delivered pursuant to this paragraph, Restricted Shares when, and to the extent, that (i) Shares are repurchased, acquired or otherwise received by Company or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date that prior to the relevant date become no longer so reserved and (iii) Company additionally authorizes any unissued Shares that are not reserved for other transactions. Company shall immediately notify Dealer of the occurrence of any of the foregoing events (including the number of Shares subject to clause (i), (ii) or (iii) and the corresponding number of Restricted Shares to be delivered) and promptly deliver such Restricted Shares thereafter.

(ii)	If Company elects to settle the Transaction pursuant to this clause (ii) (a “Registration Settlement”), then Company shall promptly (but in any event no later than the beginning of the Resale Period) file and use its reasonable best efforts to make effective under the Securities Act a registration statement or supplement or amend an outstanding registration statement in form and substance reasonably satisfactory to Dealer, to cover the resale of such Restricted Shares in accordance with customary resale registration procedures, including covenants, conditions, representations, underwriting discounts (if applicable), commissions (if applicable), indemnities due diligence rights, opinions and certificates, and such other documentation as is customary for equity resale underwriting agreements, all reasonably acceptable to Dealer. If Dealer, in its sole reasonable discretion, is not satisfied with such procedures and documentation Private Placement Settlement shall apply. If Dealer is satisfied with such procedures and documentation, it shall sell the Restricted Shares pursuant to such registration statement during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Restricted Shares (which, for the avoidance of doubt, shall be (x) the Share Termination Payment Date in case of settlement in Share Termination Delivery Units pursuant to paragraph (j) above or (y) the Settlement Date in respect of the final Expiration Date for all Daily Number of Warrants) and ending on the earliest of (i) the Exchange Business Day on which Dealer completes the sale of all Restricted Shares or, in the case of settlement of Share Termination Delivery Units, a sufficient number of Restricted Shares so that the realized net proceeds of such sales equals or exceeds the Payment Obligation (as defined above), (ii) the date upon which all Restricted Shares have been sold or transferred pursuant to Rule 144 (or similar provisions then in force) or Rule 145(d)(2) (or any similar provision then in force) under the Securities Act and (iii) the date upon which all Restricted Shares may be sold or transferred by a non-affiliate pursuant to Rule 144 (or any similar provision then in force) or Rule 145(d)(2) (or any similar provision then in force) under the Securities Act. If the Payment Obligation exceeds the realized net proceeds from such resale, Company shall transfer to Dealer by the open of the regular trading session on the Exchange on the Exchange Trading Day immediately following the last day of the Resale Period the amount of such excess (the “Additional Amount”) in cash or in a number of Shares (“Make-whole Shares”) in an amount that, based on the Settlement Price on the last day of the Resale Period (as if such day was the “Valuation Date” for purposes of computing such Settlement Price), has a dollar value equal to the Additional Amount. The Resale Period shall continue to enable the sale of the Make-whole Shares. If Company elects to pay the Additional Amount in Shares, the requirements and provisions for Registration Settlement shall apply. This provision shall be applied successively until the Additional Amount is equal to zero. In no event shall Company deliver a number of Restricted Shares greater than the Maximum Amount.

(iii)	Without limiting the generality of the foregoing, Company agrees that any Restricted Shares delivered to Dealer, as purchaser of such Restricted Shares, (i) may be transferred by and among Dealer and its affiliates and Company shall effect such transfer without any further action by Dealer and (ii) after the period of 6 months from the Trade Date (or 1 year from the Trade Date if, at such time, informational requirements of Rule 144(c) are not satisfied with respect to Company) has elapsed after any Settlement Date for such Restricted Shares, Company shall promptly remove, or cause the transfer agent for such Restricted Shares to remove, any legends referring to any such restrictions or requirements from such Restricted Shares upon request by Dealer (or such affiliate of Dealer) to Company or such transfer agent, without any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer).
If the Private Placement Settlement or the Registration Settlement shall not be effected as set forth in clauses (i) or (ii), as applicable, then failure to effect such Private Placement Settlement or such Registration Settlement shall constitute an Event of Default with respect to which Company shall be the Defaulting Party.

(l)	Limit on Beneficial Ownership. Notwithstanding any other provisions hereof, Dealer may not exercise any Warrant hereunder, have the “right to acquire” (within the meaning of NYSE Rule 312.04(g)) Shares upon exercise of any Warrant hereunder or be entitled to take delivery of any Shares deliverable hereunder, and Automatic Exercise shall not apply with respect to any Warrant hereunder, to the extent (but only to the extent) that, after such receipt of any Shares upon the exercise of such Warrant or otherwise hereunder, (i) the Share Amount would exceed the Applicable Limit or (ii) Dealer Group would directly or indirectly beneficially own (as such term is defined for purposes of Section 13 or Section 16 of the Exchange Act and the rules promulgated thereunder) in excess of the lesser of (A) 8.0% of the then outstanding Shares or (B) 8,752,148 Shares (the “Threshold Number of Shares”). Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery, (i) the Share Amount would exceed the Applicable Limit, or (ii) Dealer Group would directly or indirectly so beneficially own in excess of the Threshold Number of Shares. If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, Company’s obligation to make such delivery shall not be extinguished and Company shall make such delivery as promptly as practicable after, but in no event later than one Business Day after, Dealer gives notice to Company that, after such delivery, (i) the Share Amount would not exceed the Applicable Limit, and (ii) Dealer Group would not directly or indirectly so beneficially own in excess of the Threshold Number of Shares.

(m)	Share Deliveries. Company acknowledges and agrees that, to the extent the holder of this Warrant is not then an affiliate and has not been an affiliate for 90 days (it being understood that Dealer will not be considered an affiliate under this paragraph solely by reason of its receipt of Shares pursuant to this Transaction), and otherwise satisfies all holding period and other requirements of Rule 144 of the Securities Act applicable to it, any delivery of Shares or Share Termination Delivery Property hereunder at any time after 6 months from the Trade Date (or 1 year from the Trade Date if, at such time, informational requirements of Rule 144(c) are not satisfied with respect to Company) shall be eligible for resale under Rule 144 of the Securities Act and Company agrees to promptly remove, or cause the transfer agent for such Shares or Share Termination Delivery Property, to remove, any legends referring to any restrictions on resale under the Securities Act from the Shares or Share Termination Delivery Property. Company further agrees that any delivery of Shares or Share Termination Delivery Property prior to the date that is 6 months from the Trade Date (or 1 year from the Trade Date if, at such time, informational requirements of Rule 144(c) are not satisfied with respect to Company), may be transferred by and among Dealer and its affiliates and Company shall effect such transfer without any further action by Dealer. Notwithstanding anything to the contrary herein, Company agrees that any delivery of Shares or Share Termination Delivery Property shall be effected by book-entry transfer through the facilities of DTC, or any successor depositary, if at the time of delivery, such class of Shares or class of Share Termination Delivery Property is in book-entry form at DTC or such successor depositary. Notwithstanding anything to the contrary herein, to the extent the provisions of Rule 144 of the Securities Act or any successor rule are amended, or the applicable interpretation thereof by the Securities and Exchange Commission or any court change after the Trade Date, the agreements of Company herein shall be deemed modified to the extent necessary, in the opinion of outside counsel of Company, to comply with Rule 144 of the Securities Act, as in effect at the time of delivery of the relevant Shares or Share Termination Delivery Property.

(n)	Governing Law. New York law (without reference to choice of law doctrine).

(o)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(p)	Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Company and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Company relating to such tax treatment and tax structure.

(q)	Maximum Share Delivery. Notwithstanding any other provision of this Confirmation or the Agreement, in no event will Company be required to deliver more than the Maximum Amount of Shares in the aggregate to Dealer in connection with this Transaction, subject to the provisions regarding Deficit Restricted Shares

(r)	Right to Extend. Dealer may postpone, in whole or in part, any Expiration Date or any other date of valuation or delivery with respect to some or all of the relevant Warrants (in which event the Calculation Agent shall make appropriate adjustments to the Daily Number of Warrants with respect to one or more Expiration Dates) if Dealer determines, in its commercially reasonable judgment, that such extension is reasonably necessary or appropriate to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.

(s)	Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Company with respect to the Transaction that are senior to the claims of common stockholders of Company in any United States bankruptcy proceedings of Company; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Company of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(t)	Securities Contract; Swap Agreement. The parties hereto intend for: (a) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code; (b) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code; and (c) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(u)	Delivery or Receipt of Cash. For the avoidance of doubt, other than receipt of the Premium by Company, nothing in this Confirmation shall be interpreted as requiring Company to cash settle this Transaction, except in circumstances where such cash settlement is within Company’s control (including, without limitation, where Company elects to deliver or receive cash, where Company fails timely to elect the Share Termination Alternative, or where Company has made Private Placement Settlement unavailable due to the occurrence of events within its control ) or in those circumstances in which holders of the Shares would also receive cash.

(v)	Amendment. If the Underwriters exercise their right to purchase some or all of the Option Securities (as defined in the Underwriting Agreement) (“Option Securities”) pursuant to the Underwriting Agreement, then, at the discretion of Company, Dealer and Company will either enter into a new confirmation evidencing additional warrants to be issued by Company to Dealer or amend this Confirmation to evidence such additional warrants (in each case on the same pricing terms as the Warrants hereunder) (such additional confirmation or amendment to this Confirmation to provide for the payment by Dealer to Company of the additional premium related thereto in an amount to be agreed between the parties).

(w)	Lock Up. Prior to the first anniversary of the Trade Date, if the Underwriters exercise their right to purchase Option Securities pursuant to the Underwriting Agreement and Company does not elect to issue the maximum number of Additional Warrants as provided in Section 9(v) above, Company shall not issue or enter into any warrant, call option, variable forward or other derivative linked to the Shares (collectively, “Warrants”), whether cash settled and/or physically settled and/or net share settled, without the prior written consent of Dealer which shall not be unreasonably withheld, unless such Warrants are issued (i) pursuant to any present or future employee, director or consultant benefit plan or program of Company or any hedging arrangements in respect thereof, (ii) to all Company’s stockholders as a free distribution or a distribution for less than the fair market value of such Warrants (as determined by the Calculation Agent), (iii) as part of mandatorily convertible units in a bona fide capital raising transaction unrelated to the convertible notes sold pursuant to the Underwriting Agreement (the “Convertible Notes”), or (iv) as part of a bona fide Share repurchase transaction unrelated to the Convertible Notes. “Additional Warrants” shall equal to the product of (i) the Warrant Entitlement, (ii) the initial conversion rate of the Convertible Notes and (iii) the aggregate principal amount of the Option Securities divided by USD 1,000.

     Company hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Company with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Credit Suisse Capital LLC, c/o Credit Suisse Securities (USA) LLC, 11 Madison Avenue, New York, NY 10010-3629, Facsimile No. (212) 325-8036.

Very truly yours,

Credit Suisse Capital LLC

By:	/s/ Bik Kwan Chung
Name: Bik Kwan Chung
Title: Authorized Signatory

Credit Suisse Securities (USA) LLC, as Agent

By:	/s/ Shui Wong

Name: Shui Wong
Title: Vice President

Accepted and confirmed
as of the Trade Date:

Wyndham Worldwide Corporation

By:	/s/ Stephen P. Holmes

Authorized Signatory
Name: Stephen P. Holmes Chairman and Chief Executive Officer